SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549-1004





                                   FORM 8-K
                   CURRENT REPORT PURSUANT TO SECTION 13 OF
                     THE SECURITIES EXCHANGE ACT OF 1934



          Date of Report
(Date of earliest event reported) July 19, 1999
                                  ----------------




                          GENERAL MOTORS CORPORATION
            -----------------------------------------------------
            (Exact name of registrant as specified in its charter)




      STATE OF DELAWARE                 1-143                 38-0572515
----------------------------   -----------------------    -------------------
(State or other jurisdiction   (Commission File Number)   (I.R.S. Employer
 of incorporation)                                         Identification No.)




   100 Renaissance Center, Detroit, Michigan                 48265-1000
3044 West Grand Boulevard, Detroit, Michigan                 48202-3091
--------------------------------------------                 ----------
  (Address of principal executive offices)                   (Zip Code)







Registrant's telephone number, including area code       (313)-556-5000
                                                         --------------

ITEM 5. OTHER EVENTS

      On July 20, 1999, a news release was issued on the subject of second quarter consolidated earnings for General Motors Corporation (GM). The news release did not include certain financial statements, related footnotes and certain other financial information that will be filed with the Securities and Exchange Commission as part of GM's Quarterly Report on Form 10-Q. The following are the second quarter earnings releases for Hughes Electronics Corporation (Hughes) dated July 19, 1999 and GM dated July 20, 1999.


             GM EARNS A RECORD $1.7 BILLION, OR $2.66 PER SHARE,
                        IN THE SECOND QUARTER OF 1999

   DETROIT -- General Motors Corp. (NYSE: GM) today reported record second-quarter income and earnings per share from continuing operations of $1.7 billion, or $2.66 diluted earnings per share of GM $1-2/3 par value common stock, in the second quarter of 1999. That compares with net income of $306 million, or $0.40 per share, in the strike-impacted second quarter of 1998. These results exclude Delphi Automotive Systems (NYSE: DPH), which was spun off as an independent company May 28, 1999.

   Delphi is now classified by GM as a discontinued operation and is treated as such in the balance of this release. Including Delphi's results in the second quarter through May 28, GM's consolidated net income totaled $1.9 billion, or $2.94 per share, compared with $389 million, or $0.52 per share in the second quarter of 1998. (All per-share amounts in this release are diluted unless otherwise noted.)

   "In one of the most intensely competitive markets in recent history, our North American automotive operations took advantage of the strong demand and recorded net income of $1.5 billion, despite the extremely tough pricing environment in this key region," said GM Chairman and Chief Executive Officer John F. Smith, Jr.

   "The continued strong performance of GM North America, and improved financial results from GM Europe and General Motors Acceptance Corporation (GMAC) in the second quarter offset challenges in other business sectors and automotive regions, which through intensive structural-cost reductions performed in line with our expectations. The consolidated results show the strength of our globally integrated company," Smith said.

   Consolidated net sales and revenues in the second quarter of 1999 totaled $45.1 billion, compared with $37.3 billion for the second quarter of 1998.

   Cash, marketable securities and assets of the Voluntary Employees' Beneficiary Association (VEBA) trust invested in fixed-income securities ($3.0 billion) totaled $16.7 billion at June 30, 1999, compared with $11.0 billion at June 30, 1998, and $16.2 billion at March 31, 1999. These cash amounts exclude GM's financing and insurance operations.

   "While maintaining an appropriate cash position, we continued to fund our new product programs, pursue strategic acquisitions and alliances to take advantage of growth opportunities, and followed through on our shareholder-value initiatives, including the May 28 tax-free spin-off of Delphi to GM stockholders, and our ongoing share-repurchase program," Smith said.

   During the second quarter and through July 19, 1999, GM repurchased 7.5 million shares of its $1-2/3 par value common stock worth $520 million. Combined with earlier repurchases, this completes 58 percent of the corporation's most recent $4 billion stock-repurchase program initiated in March of 1998. Since January 1997, GM has repurchased approximately 115 million shares of GM $1-2/3 par value common stock worth $7.3 billion, or about 15.2 percent of the total shares outstanding.

   The corporation's 1999 second-quarter return on net assets (RONA) for continuing operations on an annualized basis, excluding Hughes, was 16.3 percent. "We're pleased with this result but recognize that we need to continue improving our RONA performance to meet our target of a 12.5-percent annualized return on net assets over the automotive business cycle," Smith said.

   Following is a summary of income from GM's business segments in the second quarter of 1999, compared with the strike-impacted prior-year period (see Highlights for additional information):


              ($ in Millions)     Second Quarter Net Income (Loss)
                                            1999              1998
                                            ----              ----
   GM North America                       $1,473             ($194)
   GM Europe                                $187              $124
   GM Latin America/Africa/Mid-East         ($38)              $48
   GM Asia Pacific                          ($81)             ($36)
   Other Automotive                          $10               $34
                                             ---               ---

   Total Automotive                       $1,551              ($24)

   GMAC                                     $391              $365
   Hughes                                   ($92)              $56
   Other                                   ($116)             ($91)
                                           ------             -----

   Total Income from
     Continuing Operations                $1,734              $306

   GM Automotive's net margin was 4.2 percent in the second quarter of 1999, compared with a net-margin loss of 0.1 percent in the same period last year. GM North America's net margin was 5.1 percent in the second quarter of 1999, continuing a positive trend and marking the third consecutive quarter that the net margin exceeded the corporation's 5-percent objective.

   "GM North America's product lineup continued to score with consumers, with sales during June the best monthly performance for GM in more than ten years," said GM President and Chief Operating Officer G. Richard Wagoner, Jr. "The North American market is red hot and brutally competitive. But the results show that our focus on cost reduction and success in the marketplace lead to continued strong financial results. We continue to make fundamental improvements in quality and cost competitiveness, and we're determined to intensify these efforts to maintain strong profitability even in an unforgiving pricing environment."

   Wagoner said, "We are seeing our momentum build in the United States, and we're especially pleased that our market share topped 30 percent in the last month of the quarter. We're committed to profitably sell all the vehicles we can possibly make and grow our market share.

   "We expect that our newly introduced products like the all-new Chevrolet Impala and Buick LeSabre -- the first two among a total of 14 new introductions during 1999 -- are really going to help us in the marketplace," he said.

   GM Europe continued to build market momentum during the second quarter of 1999, ending with a 10.0-percent market share for the period, up from 9.2 percent in the second quarter of 1998. The first half of 1999 represents an all-time high sales volume for the Opel/Vauxhall brand.

   "The second-quarter improvement resulted from strong sales of the all-new Opel/Vauxhall Zafira as well as increased Astra sales," Wagoner said.

   The Latin America/Africa/Mid East region continues to be affected by an economic downturn. "We improved operating efficiencies as well as increased our unit sales and market share during the quarter, compared with the first quarter this year," Wagoner said. "However, the overriding economic situation continued to impact overall financial results."

   In the Asia-Pacific region, although the Japanese market remains depressed, there are signs of economic recovery elsewhere. "We are particularly pleased with the progress of our major project in Shanghai, China," Wagoner said. "Regular production started on schedule in April, quality levels are excellent, and market reception to the Buick model produced there has been so good that we had to increase build schedules for the year, with production through September already sold out. In addition, we recently reached an agreement to begin production of minivans in calendar-year 2000."

   GMAC reported consolidated net income of $391 million in the second quarter of 1999, compared with $365 million earned in the prior-year period. The increase was led by a strong improvement in results by GMAC's mortgage operations.

   "The continued strong performance of our finance and insurance operations, combined with increased synergies between GMAC and our automotive operations, give us a competitive advantage in the marketplace," Smith said.

   GMAC announced plans to acquire the asset-based lending and factoring business of The Bank of New York (BNY). The acquired business unit, BNY Financial Corporation and its affiliates, is one of the leading asset-based lending and factoring operations in North America and the United Kingdom with nearly 3,000 clients worldwide.

   "This acquisition should provide GMAC with a solid platform to become an industry leader in commercial finance," Smith said.

   GMAC also announced plans to purchase  Arriva  Automotive  Solutions  Limited
(AAS), one of the United Kingdom's leading contract hire providers. The acquisition will give GMAC significant full-service leasing capability in the UK contract hire market. AAS has approximately 70,000 fleet vehicles under contract hire and fleet management arrangements.

   Hughes Electronics' net loss in the second quarter of 1999 totaled $92 million, compared with income of $56 million in the second quarter of 1998. Revenues increased nearly 30 percent to $1.8 billion for the second quarter of 1999, from $1.4 billion in the prior-year period.

   Second-quarter-1999 results were adversely impacted by a $125 million pretax charge related to the previously announced increased development costs and schedule delays at Hughes Space and Communications Company.

   The revenue increase at Hughes was primarily driven by DIRECTV(R) subscription growth. "Hughes took major steps during the quarter toward achieving its vision of being the premier provider of integrated entertainment and information services with the acquisitions of United States Satellite
Broadcasting Company, Inc. (USSB), and the PRIMESTAR medium-power satellite business, which added significantly to the subscriber base," Smith said.

   In addition, Hughes announced a strategic alliance with America Online (NYSE:
AOL), the world's leading interactive services company, to develop and market uniquely integrated digital entertainment and Internet services nationwide. Under the agreement, America Online made a $1.5 billion investment in a General Motors security, which GM has invested in Hughes for infrastructure enhancements.

   "This alliance should enable Hughes to accelerate its rate of growth in the expanding telecommunications market, as it jointly develops new content and interactive services for the U.S. market and elsewhere in the world," Smith said.

   As a result of AOL's investment, General Motors and Hughes have decided not to proceed with the previously planned public offering of $500 million of Class H common stock nor GM's $500 million equity investment in Hughes.

   GM North America's second-quarter-1998 results included an unfavorable impact of $890 million after taxes, or $1.32 per share, related to major production losses caused by strikes at two GM component plants in Flint, Mich. GM Europe's second-quarter-1998 results include the unfavorable $44 million after-tax, or $0.07 per share, effect of a special charge related to work-schedule modifications at Opel Belgium.

   In this  news  release,  use of the  words  expect,  should,  believe,  plan, intensify,  overcome  and  similar  words are  associated  with  forward-looking statements that are inherently subject to numerous risks and uncertainties. Accordingly, there can be no assurance that the results described in such forward-looking statements will be realized. The principal risk factors that may cause actual results to differ materially from those expressed in forward-looking statements contained in this news release are described in various documents filed by GM with the U.S. Securities and Exchange Commission, including GM's Annual Report on Form 10-K for the year ended Dec. 31, 1998, (at page II-22).



                                    # # #

     HIGHLIGHTS - Q2 Financial Results
     (Dollars in Millions Except
     Per Share Amounts)
                                                 Three Months Ended
                                                      June 30,
                                               ---------------------

                                                   1999       1998
                                                ---------  ---------
      Net sales and revenues
      Manufactured products                      $39,261   $31,845(2)
      Financial services                           3,571     3,420
      Other income                                 2,235     2,007
                                                  ------    ------
       Total net sales and revenues              $45,067   $37,272
                                                  ------    ------
     Income from continuing operations            $1,734(5)   $306(1)(2)
     Income from discontinued operations             184        83
                                                  ------    ------
     Consolidated net income                      $1,918      $389
     Net profit margin from
       continuing operations                         3.8%      0.8%
     .............................................................
      Earnings Attributable to Common Stocks
       $1-2/3 par value
       Continuing operations                      $1,754(5)   $275(1)(2)
       Discontinued operations                       184        83
                                                  ------    ------
       $1-2/3 par value                           $1,938      $358
       Class H                                      $(27)      $15
     .............................................................
     Basic Earnings Per Share Attributable to Common Stocks
       $1-2/3 par value
       Continuing operations                       $2.71(5)  $0.41(1)(2)
       Discontinued operations                      0.28      0.13
                                                  ------    ------
       $1-2/3 par value                            $2.99     $0.54
       Class H                                    $(0.23)    $0.14
     .............................................................
     Diluted Earnings Per Share Attributable to Common Stocks
       $1-2/3 par value
       Continuing operations                       $2.66(5)  $0.40(1)(2)
       Discontinued operations                      0.28      0.12
                                                  ------    ------
       $1-2/3 par value                            $2.94     $0.52
       Class H                                    $(0.23)    $0.14
     .............................................................
     Cash Dividends Per Share of Common Stocks
       $1-2/3 par value                            $0.50     $0.50
       Class H                                     $   -     $   -
     .............................................................
     Book Value Per Share of Common Stocks
                              June 30,      Dec. 31,     June 30,
                                1999         1998          1998
                              --------      -------      --------
       $1-2/3 par value        $20.02       $20.00         $21.02
       Class H                 $12.01       $12.00         $12.61
     .............................................................



   See footnotes beginning on page 9.


                                              continues

     HIGHLIGHTS - Q2 Consolidated Net Income
     (Dollars in Millions)
                                                     Income/(Loss)
                                                 Three Months Ended
                                                      June 30,
                                               ----------------------
                                                  1999        1998
                                               --------     --------

     GM North America (GMNA)                    $1,473       $(194)(2)
     GM Europe (GME)                               187         124 (1)
     GM Latin America/Africa/Mid-East (GMLAAM)     (38)         48
     GM Asia/Pacific (GMAP)                        (81)        (36)
     Other Automotive                               10          34
                                                 -----        ----
       Total GM Automotive (GMA)                $1,551        $(24)
     Hughes (6)                                    (92)         56
     Other                                        (150)       (120)
                                                 -----        ----
       Total Automotive, Electronics
         and Other Operations                   $1,309        $(88)

     GMAC                                         $391        $365
     Other                                          34          29
                                                 -----        ----
       Total Financing and Insurance Operations   $425        $394
                                                 -----        ----
     Income from continuing operations          $1,734(5)     $306(1)(2)
     Income from discontinued operations           184          83
                                                 -----        ----
     Consolidated Net Income                    $1,918        $389
                                                 =====        ====

                                              Three Months Ended
                                               June 30, 1999
                                      --------------------------------
                                       GMNA   GME     GMLAAM    GMAP
                                      -----  ------   ------   ------
     Reported
     --------
     Revenues                       $28,673  $6,881   $1,206     $687
                                     ------   -----    -----      ---
     Pre-tax income (loss)           $2,122    $272     $(87)    $(36)
     Income tax expense (benefit)       670      84      (33)     (13)
     Equity income (loss) and
       minority interests                21      (1)      16      (58)
                                      -----   -----    -----      ---
     Net income (loss)               $1,473    $187     $(38)    $(81)
                                      =====   =====    =====      ===

     Net profit (loss) margin           5.1%    2.7%   (3.2%)  (11.8%)
     Effective income tax rate         31.6%   30.9%   37.9%    36.1%

                                              Three Months Ended
                                               June 30, 1998
                                      --------------------------------
                                      GMNA(2) GME(1)  GMLAAM    GMAP
                                      -----  ------   ------   ------
     Reported
     --------
     Revenues                       $21,904  $6,227   $2,193     $756
                                     ------   -----    -----      ---
     Pre-tax (loss) income            $(335)   $244      $17       $4
     Income tax (benefit) expense      (124)    129      (10)       4
     Equity income (loss) and
       minority interests                17       9       21      (36)
                                      -----   -----    -----      ---
     Net (loss) income                $(194)   $124      $48     $(36)
                                       ====    ====      ===      ===

     Net (loss) profit margin          (0.9%)   2.0%      2.2%  (4.8%)
     Effective income tax rate         37.0%   52.9%    (58.8%)100.0%


See footnotes beginning on page 9.
                                                continues

HIGHLIGHTS - Q2 Operating Information
                                      Three Months Ended
                                          June 30,
                                    ---------------------
                                       1999         1998
                                      -------      -------
     Worldwide Wholesale Sales (units in 000s)
       United States:   Cars             664          549
                        Trucks           699          476
                                      ------       ------
         Total United States           1,363        1,025
       Canada and Mexico                 174          166
                                      ------       ------
           Total GM North America      1,537        1,191
                                      ------       ------
       GME                               556          589
       GMLAAM                            136          180
       GMAP                               98           98
                                      ------       ------
         Total International             790          867
                                      ------       ------
             Total Worldwide           2,327        2,058
                                      ======       ======
     ....................................................
     Vehicle Unit Deliveries (units in 000s)
     United States
       Chevrolet - Cars                  240          286
                 - Trucks                476          494
       Pontiac                           178          168
       GMC                               149          147
       Buick                             127          119
       Oldsmobile                        101           96
       Saturn                             66           66
       Cadillac                           56           49
       Other                               3            8
                                      ------       ------
         Total United States           1,396        1,433
       Canada and Mexico                 178          193
                                      ------       ------
         Total GM North America        1,574        1,626
                                      ------       ------
       GME                               538          451
       GMLAAM                            131          177
       GMAP                              109          118
                                      ------       ------
         Total International             778          746
                                      ------       ------
             Total Worldwide           2,352        2,372
                                      ======       ======
     ....................................................
     Market share
       United States
         Cars                           30.2%        32.1%
         Trucks                         28.8%        30.9%
           Total                        29.5%        31.6%
       Total North America              29.3%        31.1%
       Total Europe                     10.0%         9.2%
       Latin America                    20.2%        20.3%
       Asia and Pacific                  4.0%         4.6%
             Total Worldwide            16.5%        17.3%
     .....................................................
     U.S. Retail/Fleet Mix
       % Fleet Sales - Cars             25.6%        22.3%
       % Fleet Sales - Trucks           16.5%        14.1%
       Total vehicles                   21.2%        18.4%
      ....................................................
      Days Supply of Inventory - U.S.
       Cars                                64          51
       Trucks                              75          53
     .....................................................
      Capacity Utilization %
      U.S. and Canada (2-shift rated)(3)93.8%         N/A
      .....................................................
      GMNA
       Net Price (%)                    (0.2%)       (2.6%)
      .....................................................
       See footnotes beginning on page 9.
                                               continues

HIGHLIGHTS - Q2 Other Financial Information
(Dollars in Millions Except Per Share Amounts)

                                      Three Months Ended
                                          June 30,
                                   ----------------------
                                      1999         1998
                                   ---------   ----------

     Depreciation and Amortization (4)
       Depreciation                   $1,269         $901
       Amortization of special tools     635          519
       Amortization of intangible
         assets                           48           24
                                      ------        -----
            Total                     $1,952       $1,444
                                      ======        =====
     ....................................................
     Worldwide Employment at June 30 (in 000s)
       GMNA                              227          231
       GME                                83           81
       GMLAAM                             22           26
       GMAP                               10            9
       Hughes                             18           15
       GMAC                               26           22
       Other                              11            9
                                      ------       ------
         Total                           397          393
                                      ======       ======
     ....................................................
     Worldwide Payrolls               $5,584       $5,048
     ....................................................


     (1) The second-quarter 1998 results included a pre-tax charge of $74 million ($44 million after-tax, or $0.07 basic per share of $1-2/3 par value common stock), related to work schedule modifications at Opel Belgium.
     (2) GM North America's second-quarter-1998 results included an unfavorable impact of $890 million after taxes, or $1.32 per share, related to major production losses caused by strikes at two GM component plants in Flint, Michigan.
     (3) GM changed its method of calculating capacity utilization from mass relief to tag relief in 1999. Quarterly 1998 figures are not available, however capacity utilization for Calendar Year 1998 was 77.2% using the new methodology.
     (4) Amounts exclude depreciation and amortization charges incurred by the financing and insurance operations.
     (5) Records for income and EPS are based upon reported amounts adjusted to exclude the effects of significant dispositions not classified as discontinued operations.
     (6) Excludes the effects of purchase accounting adjustments related to General Motors' acquisition of Hughes in 1985, and in 1999 excludes series A Preferred Stock dividends payable to General Motors.

     HIGHLIGHTS - Q2 Financial Results
     (Dollars in Millions Except
     Per Share Amounts)
                                                 Six Months Ended
                                                     June 30,
                                               ---------------------

                                                  1999        1998
                                               ---------    ---------
      Net sales and revenues
      Manufactured products                      $75,881   $66,738(2)
      Financial services                           7,080     6,730
      Other income                                 4,541     3,828
                                                  ------    ------
       Total net sales and revenues              $87,502   $77,296
                                                  ------    ------
     Income from continuing operations            $3,554(6) $1,674(1)(2)
     Income from discontinued operations             426       319
                                                  ------    ------
     Consolidated net income                      $3,980    $1,993
     Net profit margin from
       continuing operations                         4.1%      2.2%
 ..................................................................
      Earnings Attributable to Common Stocks
       $1-2/3 par value
       Continuing operations                      $3,535(6) $1,613(1)(2)
       Discontinued operations                       426       319
                                                  ------    ------
       $1-2/3 par value                           $3,961    $1,932
       Class H                                       $(4)      $29(3)
     .............................................................
     Basic Earnings Per Share Attributable to Common Stocks
       $1-2/3 par value
       Continuing operations                       $5.44(6)  $2.37(1)(2)
       Discontinued operations                      0.65      0.48
                                                  ------    ------
       $1-2/3 par value                            $6.09     $2.85
       Class H                                    $(0.04)    $0.27(3)
     .............................................................
     Diluted Earnings Per Share Attributable to Common Stocks
       $1-2/3 par value
       Continuing operations                       $5.33(6)  $2.33(1)(2)
       Discontinued operations                      0.64      0.46
                                                  ------    ------
       $1-2/3 par value                            $5.97     $2.79
       Class H                                    $(0.04)    $0.27(3)
     .............................................................
     Cash Dividends Per Share of Common Stocks
       $1-2/3 par value                            $1.00     $1.00
       Class H                                     $   -     $   -
     .............................................................









   See footnotes beginning on page 13.


                                              continues

     HIGHLIGHTS - Q2 Consolidated Net Income
     (Dollars in Millions)
                                                 Income/(Loss)
                                               Six Months Ended
                                                   June 30,
                                           ------------------------
                                                  1999        1998
                                               --------     --------

     GM North America (GMNA)                    $2,881        $647(2)
     GM Europe (GME)                               361         223(1)
     GM Latin America/Africa/Mid-East (GMLAAM)     (63)        101
     GM Asia/Pacific (GMAP)                       (141)        (30)
     Other Automotive                               23          27
                                                 -----       -----
       Total GM Automotive (GMA)                $3,061        $968
     Hughes (7)                                    (14)        110(3)
     Other                                        (291)       (162)
                                                 -----       -----
       Total Automotive, Electronics
         and Other Operations                   $2,756        $916

     GMAC                                         $783        $714
     Other                                          15          44
                                                 -----       -----
       Total Financing and Insurance Operations   $798        $758
                                                 -----       -----
     Income from continuing operations          $3,554(6)   $1,674(1)(2)
     Income from discontinued operations           426         319
                                                 -----       -----
     Consolidated Net Income                    $3,980      $1,993
                                                 =====       =====

                                              Six Months Ended
                                               June 30, 1999
                                      --------------------------------
                                       GMNA   GME     GMLAAM    GMAP
                                      -----  ------   ------   ------
     Reported
     --------
     Revenues                       $55,991 $13,015   $2,228   $1,307
                                     ------  ------    -----    -----
     Pre-tax income (loss)           $4,219    $553    $(145)    $(61)
     Income tax expense (benefit)     1,335     189      (69)     (19)
     Equity (loss) income and
       minority interests                (3)     (3)      13      (99)
                                      -----   -----    -----      ---
     Net income (loss)               $2,881    $361     $(63)   $(141)
                                      =====   =====    =====      ===

     Net profit (loss) margin           5.1%    2.8%   (2.8%)  (10.8%)
     Effective income tax rate         31.6%   34.2%   47.6%    31.1%

                                              Six Months Ended
                                               June 30, 1998
                                      --------------------------------
                                      GMNA(2) GME(1)  GMLAAM    GMAP
                                      -----  ------   ------   ------
     Reported
     --------
     Revenues                       $47,793 $11,624   $4,217   $1,484
                                     ------   -----    -----      ---
     Pre-tax income (loss)             $889    $447      $33      $(4)
     Income tax expense (benefit)       262     220      (29)       4
     Equity income (loss) and
       minority interests                20      (4)      39      (22)
                                      -----   -----    -----      ---
     Net income (loss)                 $647    $223     $101     $(30)
                                      =====   =====    =====      ===

     Net profit (loss) margin           1.4%    1.9%      2.4%  (2.0%)
     Effective income tax rate         29.5%   49.2%    (87.9%)(100.0%)


See footnotes beginning on page 13.
                                                continues

HIGHLIGHTS - Q2 Operating Information
                                      Six Months Ended
                                          June 30,
                                   ----------------------
                                      1999         1998
                                   ---------   ----------
     Worldwide Wholesale Sales (units in 000s)
       United States:   Cars           1,335        1,123
                        Trucks         1,336        1,068
                                      ------       ------
         Total United States           2,671        2,191
       Canada and Mexico                 368          346
                                      ------       ------
           Total GM North America      3,039        2,537
                                      ------       ------
       GME                             1,025        1,009
       GMLAAM                            258          358
       GMAP                              191          213
                                      ------       ------
         Total International           1,474        1,580
                                      ------       ------
             Total Worldwide           4,513        4,117
                                      ======       ======
     ....................................................
     Vehicle Unit Deliveries (units in 000s)
     United States
       Chevrolet - Cars                  451          495
                 - Trucks                853          872
       Pontiac                           332          290
       GMC                               270          264
       Buick                             235          215
       Oldsmobile                        195          169
       Saturn                            117          117
       Cadillac                           87           92
       Other                              18           13
                                      ------       ------
         Total United States           2,558        2,527
       Canada and Mexico                 330          331
                                      ------       ------
         Total GM North America        2,888        2,858
                                      ------       ------
       GME                             1,048          943
       GMLAAM                            256          350
       GMAP                              209          253
                                      ------       ------
         Total International           1,513        1,546
                                      ------       ------
             Total Worldwide           4,401        4,404
                                      ======       ======
     ....................................................
     Market share
       United States
         Cars                           30.6%        31.4%
         Trucks                         27.7%        30.5%
           Total                        29.2%        30.9%
       Total North America              29.0%        30.5%
       Total Europe                      9.8%         9.5%
       Latin America                    19.7%        20.1%
       Asia and Pacific                  3.6%         4.5%
             Total Worldwide            15.7%        16.3%
     .....................................................
     U.S. Retail/Fleet Mix
       % Fleet Sales - Cars             28.0%        23.9%
       % Fleet Sales - Trucks           15.3%        15.0%
       Total vehicles                   22.0%        19.7%
      .....................................................
      Capacity Utilization %
      U.S. and Canada (2-shift rated)(4)90.3%       N/A
      .....................................................

       See footnotes beginning on page 13.
                                               continues

HIGHLIGHTS - Q2 Other Financial Information
(Dollars in Millions Except Per Share Amounts)

                                      Six Months Ended
                                          June 30,
                                   ----------------------
                                      1999         1998
                                   ---------   ----------

     Depreciation and Amortization (5)
       Depreciation                   $2,071       $1,796
       Amortization of special tools   1,254        1,082
       Amortization of intangible
         assets                           79           49
                                       -----        -----
            Total                     $3,404       $2,927
                                       =====        =====
     ....................................................

     Worldwide Payrolls               $10,981     $10,318
     ....................................................

     (1) The second-quarter 1998 results included a pre-tax charge of $74 million ($44 million after-tax, or $0.07 basic per share of $1-2/3 par value common stock), related to work schedule modifications at Opel Belgium.
     (2) GM North America's second-quarter-1998 results included an unfavorable impact of $890 million after taxes, or $1.32 per share, related to major production losses caused by strikes at two GM component plants in Flint, Michigan.
     (3) 1998 results exclude the cumulative effect of accounting change of $9 million due to Hughes' adoption of SOP 98-5. GM had reported the $9 million change in fourth quarter 1998 results and Hughes reported the change as a restatement of first quarter 1998 results.
     (4) GM changed its method of calculating capacity utilization from mass relief to tag relief in 1999. Quarterly 1998 figures are not available, however capacity utilization for Calendar Year 1998 was 77.2% using the new methodology.
     (5) Amounts exclude depreciation and amortization charges incurred by the financing and insurance operations.
     (6) Records for income and EPS are based upon reported amounts adjusted to exclude the effects of significant dispositions not classified as discontinued operations.
     (7) Excludes the effects of purchase accounting adjustments related to General Motors' acquisition of Hughes in 1985, and in 1999 excludes series A Preferred Stock dividends payable to General Motors.

                      CONSOLIDATED STATEMENTS OF INCOME
                                 (Unaudited)

                                    Three Months Ended     Six Months Ended
                                        June 30,               June 30,
                                        --------               --------
                                    1999       1998         1999     1998
                                    ----       ----         ----     ----
                               (Dollars in Millions Except Per Share Amounts)

GENERAL MOTORS CORPORATION AND SUBSIDIARIES
Manufactured products sales
  and revenues                    $39,261   $31,845       $75,881   $66,738
Financing revenues                  3,571     3,420         7,080     6,730
Other income                        2,235     2,007         4,541     3,828
                                  -------   -------       -------   -------
  Total net sales and revenues     45,067    37,272        87,502    77,296
                                   ------    ------        ------    ------
Cost of sales and other operating
  expenses, exclusive of items
  listed below                     32,284    27,724        62,950    57,329
Selling, general and
  administrative expenses           4,502     4,102         8,324     7,612
Depreciation and amortization
  expense                           3,227     2,648         5,951     5,355
Interest expense                    1,794     1,691         3,639     3,261
Other expenses                        476       596           914     1,145
                                  -------   -------       -------   -------
  Total costs and expenses         42,283    36,761        81,778    74,702
Income from continuing operations
  before income taxes
  and minority interests            2,784       511         5,724     2,594
Income tax expense                    956       159         1,985       854
Minority interests                     (7)        -           (21)      (10)
Losses of nonconsolidated associates  (87)      (46)         (164)      (56)
                                    -----      ----        ------   -------
Income from continuing operations   1,734       306         3,554     1,674
Income from discontinued operations   184        83           426       319
                                   ------      ----        ------    ------
  Net income                        1,918       389         3,980     1,993
Dividends on preference stocks         (7)      (16)          (23)      (32)
                                  -------      ----        ------    ------
  Earnings on common stocks        $1,911      $373        $3,957    $1,961
                                    =====       ===         =====     =====

Basic earnings per share
attributable to common stocks
$1-2/3 par value common stock
  Continuing operations             $2.71     $0.41         $5.44     $2.37
  Discontinued operations            0.28      0.13          0.65      0.48
                                     ----      ----          ----      ----
  Earnings per share attributable
    to $1-2/3 par value             $2.99     $0.54         $6.09     $2.85
                                    =====     =====         =====     =====
Earnings per share attributable
  to Class H                       $(0.23)    $0.14        $(0.04)    $0.27
                                   ======     =====        ======     =====

Diluted earnings per share
attributable to common stocks
$1-2/3 par value common stock
  Continuing operations             $2.66     $0.40         $5.33     $2.33
  Discontinued operations            0.28      0.12          0.64      0.46
                                     ----      ----          ----      ----
  Earnings per share attributable
    to $1-2/3 par value             $2.94     $0.52         $5.97     $2.79
                                    =====     =====         =====     =====
Earnings per share attributable
  to Class H                       $(0.23)    $0.14        $(0.04)    $0.27
                                   ======     =====        ======     =====

                CONSOLIDATED STATEMENTS OF INCOME - Concluded
                                 (Unaudited)

                                    Three Months Ended     Six Months Ended
                                         June 30,               June 30,
                                         --------               --------
                                    1999        1998        1999      1998
                                    ----        ----        ----      ----
                                                   (Dollars in Millions)

AUTOMOTIVE, ELECTRONICS AND OTHER OPERATIONS
Manufactured products sales
  and revenues                    $39,261   $31,845       $75,881   $66,738
Other income                          856       826         1,759     1,503
                                   ------    ------        ------    ------
  Total net sales and revenues     40,117    32,671        77,640    68,241
                                   ------    ------        ------    ------
Cost of sales and other operating
  expenses, exclusive of items
  listed below                     32,284    27,724        62,950    57,329
Selling, general and
  administrative expenses           3,370     3,086         6,111     5,655
Depreciation and
  amortization expense              1,952     1,444         3,404     2,927
                                   ------    ------        ------   -------
  Total operating costs
    and expenses                   37,606    32,254        72,465    65,911
                                   ------    ------        ------    ------
Interest expense                      180       277           374       472
Other expenses                        149       186           207       376
Net expense (income) from
  transactions with Financing and
  Insurance Operations                 66         6           160       (12)
                                   ------    ------        ------    ------
Income (loss) from continuing
  operations before income taxes
  and minority interests            2,116       (52)        4,434     1,494
Income tax expense (benefit)          720        (6)        1,508       522
Minority interests                      -         4            (6)        -
Losses of nonconsolidated associates  (87)      (46)         (164)      (56)
                                    -----        --        ------      ----
Income (loss) from continuing
   operations                       1,309       (88)        2,756       916
Income from discontinued operations   184        83           426       319
                                   ------        --        ------       ---
  Net income (loss) -
    Automotive, Electronics
    and Other Operations           $1,493       $(5)       $3,182    $1,235
                                    =====         =         =====     =====



                                    Three Months Ended     Six Months Ended
                                         June 30,               June 30,
                                    1999        1998        1999      1998
                                    ----        ----        ----      ----
                                                   (Dollars in Millions)

FINANCING AND INSURANCE OPERATIONS
Financing revenues                 $3,571    $3,420        $7,080    $6,730
Insurance, mortgage and
  other income                      1,379     1,181         2,782     2,325
                                    -----     -----         -----     -----
  Total revenues and other income   4,950     4,601         9,862     9,055
                                    -----     -----         -----     -----
Interest expense                    1,614     1,414         3,265     2,789
Depreciation and amortization
  expense                           1,275     1,204         2,547     2,428
Operating and other expenses        1,132     1,016         2,213     1,957
Provisions for financing losses       111       128           230       229
Insurance losses and loss
  adjustment expenses                 216       282           477       540
                                    -----     -----         -----     -----
  Total costs and expenses          4,348     4,044         8,732     7,943
                                    -----     -----         -----     -----
Net (income) expense from
  transactions with Automotive,
  Electronics and Other Operations    (66)       (6)         (160)       12
                                     ----     -----        ------   -------
Income before income taxes            668       563         1,290     1,100
Income tax expense                    236       165           477       332
Minority interests                     (7)       (4)          (15)      (10)
                                    -----     -----          ----      ----
  Net income - Financing and
    Insurance Operations             $425      $394          $798      $758
                                     ====      ====          ====      ====

                         CONSOLIDATED BALANCE SHEETS
                                              June 30,               June 30,
                                               1999      Dec. 31,      1998
GENERAL MOTORS CORPORATION AND SUBSIDIARIES (Unaudited)    1998    (Unaudited)
                                            ----------   ------    -----------
                     ASSETS                       (Dollars in Millions)
Automotive, Electronics and Other Operations
Cash and cash equivalents                     $11,997    $9,728       $7,569
Marketable securities                           1,666       402          463
                                              -------    ------       ------
  Total cash and marketable securities         13,663    10,130        8,032
Accounts and notes receivable (less allowances) 6,349     4,750        3,845
Inventories (less allowances)                  10,766    10,437       11,317
Net assets of discontinued operations               -        77          359
Equipment on operating leases
  (less accumulated depreciation)               6,394     4,954        4,754
Deferred income taxes and other current assets  6,232    10,051        5,841
Net receivable from Financing and
  Insurance Operations                              -         -            -
                                               ------    ------       ------
  Total current assets                         43,404    40,399       34,148
Equity in net assets of
  nonconsolidated associates                    1,691       950        1,098
Property - net                                 31,509    32,222       30,451
Intangible assets - net                        11,934     9,994       11,330
Deferred income taxes                          18,297    14,967       17,883
Other assets                                   14,016    16,062       15,085
                                               ------    ------       ------
  Total Automotive, Electronics and
    Other Operations assets                   120,851   114,594      109,995
Financing and Insurance Operations
Cash and cash equivalents                       2,694       146          164
Investments in securities                       8,499     8,748        7,932
Finance receivables - net                      74,305    70,436       59,875
Investment in leases and other receivables     33,451    32,798       32,130
Other assets                                   16,660    18,807       12,688
Net receivable from Automotive,
  Electronics and Other Operations                478       816        1,154
                                               ------    ------       ------
  Total Financing and Insurance
    Operations assets                         136,087   131,751      113,943
                                              -------   -------      -------
Total assets                                 $256,938  $246,345     $223,938
                                             ========  ========     ========
               LIABILITIES AND STOCKHOLDERS' EQUITY
Automotive, Electronics and Other Operations
Accounts payable (principally trade)          $15,814   $13,542      $10,311
Loans payable                                     854     1,204        1,907
Accrued expenses                               34,530    30,548       29,239
Net payable to Financing and
  Insurance Operations                            478       816        1,154
                                              -------   -------      -------
  Total current liabilities                    51,676    46,110       42,611
Long-term debt                                  7,408     7,118        6,935
Postretirement benefits other than pensions    34,317    33,503       32,925
Pensions                                        3,149     4,410        2,925
Other liabilities and deferred income taxes    17,928    17,807       17,794
                                               ------    ------       ------
  Total Automotive, Electronics and
    Other Operations liabilities              114,478   108,948      103,190
Financing and Insurance Operations
Accounts payable                                4,786     4,148        3,982
Debt                                          110,135   107,753       91,081
Deferred income taxes and other liabilities    10,517     9,661        9,174
Net payable to Automotive, Electronics
  and Other Operations                              -         -            -
                                               ------    ------       ------
  Total Financing and Insurance
    Operations liabilities                    125,438   121,562      104,237
Minority interests                                591       563          510
General Motors - obligated mandatorily
  redeemable preferred securities of
  subsidiary trusts holding solely
  junior subordinated debentures of
  General Motors
    Series D                                       79        79           79
    Series G                                      141       141          143
Stockholders' equity
Preference stocks                                   -         1            1
$1-2/3 par value common stock (issued,
  645,004,212, 655,008,344
  and 655,007,825 shares)                       1,075     1,092        1,092
Class H common stock (issued,
  112,425,599, 106,159,776 and
  105,731,028 shares)                              11        11           11
Capital surplus (principally additional
  paid-in capital)                             15,533    12,661       12,773
Retained earnings                               5,045     6,984        6,706
                                              -------   -------      -------
    Subtotal                                   21,664    20,749       20,583
Accumulated foreign currency
  translation adjustments                      (1,987)   (1,089)      (1,249)
Net unrealized gains on securities                561       481          507
Minimum pension liability adjustment           (4,027)   (5,089)      (4,062)
                                               ------    ------       ------
    Accumulated other comprehensive loss       (5,453)   (5,697)      (4,804)
                                                -----     -----        -----
      Total stockholders' equity               16,211    15,052       15,779
                                             --------  --------     --------
Total liabilities and stockholders' equity   $256,938  $246,345     $223,938
                                              =======   =======     ========

                   CONSOLIDATED BALANCE SHEETS - Concluded

                                              June 30,               June 30,
                                               1999      Dec. 31,      1998
AUTOMOTIVE, ELECTRONICS AND OTHER OPERATIONS (Unaudited)    1998    (Unaudited)
                                             ----------   ------    -----------
                     ASSETS                       (Dollars in Millions)

Cash and cash equivalents                     $11,997    $9,728       $7,569
Marketable securities                           1,666       402          463
                                              -------    ------       ------
  Total cash and marketable securities         13,663    10,130        8,032
Accounts and notes receivable (less allowances) 6,349     4,750        3,845
Inventories (less allowances)                  10,766    10,437       11,317
Net assets of discontinued operations               -        77          359
Equipment on operating leases
  (less accumulated depreciation)               6,394     4,954        4,754
Deferred income taxes and other current assets  6,232    10,051        5,841
Net receivable from Financing and
  Insurance Operations                              -         -            -
                                              -------    ------       ------
  Total current assets                         43,404    40,399       34,148
Equity in net assets of nonconsolidated
   associates                                   1,691       950        1,098
Property - net                                 31,509    32,222       30,451
Intangible assets - net                        11,934     9,994       11,330
Deferred income taxes                          18,297    14,967       17,883
Other assets                                   14,016    16,062       15,085
                                               ------    ------       ------
  Total Automotive, Electronics and
    Other Operations assets                  $120,851  $114,594     $109,995
                                             ========  ========     ========

               LIABILITIES AND GM INVESTMENT

Accounts payable (principally trade)          $15,814   $13,542      $10,311
Loans payable                                     854     1,204        1,907
Accrued expenses                               34,530    30,548       29,239
Net payable to Financing and
  Insurance Operations                            478       816        1,154
                                               ------    ------      -------
  Total current liabilities                    51,676    46,110       42,611
Long-term debt                                  7,408     7,118        6,935
Postretirement benefits other than pensions    34,317    33,503       32,925
Pensions                                        3,149     4,410        2,925
Other liabilities and deferred income taxes    17,928    17,807       17,794
                                               ------    ------       ------
  Total Automotive, Electronics and
    Other Operations liabilities              114,478   108,948      103,190
Minority interests                                524       511          467
GM investment in Automotive, Electronics
   and Other Operations                         5,849     5,135        6,338
                                                -----     -----        -----
  Total Automotive, Electronics and
    Other Operations liabilities
    and GM investment                        $120,851  $114,594     $109,995
                                             ========  ========     ========

                                              June 30,               June 30,
                                               1999      Dec. 31,      1998
FINANCING AND INSURANCE OPERATIONS          (Unaudited)    1998    (Unaudited)
                                             ----------   ------    -----------
                     ASSETS                       (Dollars in Millions)

Cash and cash equivalents                      $2,694      $146         $164
Investments in securities                       8,499     8,748        7,932
Finance receivables - net                      74,305    70,436       59,875
Investment in leases and other receivables     33,451    32,798       32,130
Other assets                                   16,660     8,807       12,688
Net receivable from Automotive,
  Electronics and Other Operations                478       816        1,154
                                             --------  --------     --------
  Total Financing and Insurance
    Operations assets                        $136,087  $131,751     $113,943
                                             ========  ========     ========

               LIABILITIES AND GM INVESTMENT

Accounts payable                               $4,786    $4,148       $3,982
Debt                                          110,135   107,753       91,081
Deferred income taxes and other liabilities    10,517     9,661        9,174
Net payable to Automotive, Electronics
   and Other Operations                             -         -            -
                                              -------   -------      -------
  Total Financing and Insurance
    Operations liabilities                    125,438   121,562      104,237
Minority interests                                 67        52           43
GM investment in Financing and
  Insurance Operations                         10,582    10,137        9,663
                                               ------    ------        -----
  Total Financing and Insurance Operations
    liabilities and GM investment            $136,087  $131,751     $113,943
                                             ========  ========     ========

                   CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (Unaudited)

                                              Six Months Ended June 30,
                                              -------------------------
                                                1999             1998
                                              --------         ------
                                               (Dollars in Millions)

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

Net cash provided by operating activities     $21,342          $4,405

Cash flows from investing activities
Expenditures for property                      (3,125)         (3,827)
Investments in other marketable securities
   - acquisitions                             (13,739)        (12,969)
Investments in other marketable securities
   - liquidations                              12,168          16,766
Mortgage servicing rights - acquisitions         (662)           (742)
Mortgage servicing rights - liquidations            4               7
Finance receivables - acquisitions            (90,613)        (78,491)
Finance receivables - liquidations             67,691          58,991
Proceeds from sales of finance receivables     18,683          17,356
Operating leases - acquisitions               (12,814)        (12,379)
Operating leases - liquidations                 6,896           7,556
Investments in companies, net of cash acquired (2,684)           (424)
Other                                             121            (185)
                                               ------          ------
Net cash used in investing activities         (18,074)         (8,341)
                                               ------           -----

Cash flows from financing activities
Net (decrease) increase in loans payable       (6,035)          2,464
Increase in long-term debt                     17,681          11,019
Decrease in long-term debt                     (9,360)         (7,591)
Repurchases of common and preference stocks    (1,868)         (3,071)
Proceeds from issuing common stocks               299             343
Proceeds from issuing preference stocks         1,500               -
Cash dividends paid to stockholders              (673)           (702)
                                               ------          ------
Net cash provided by financing activities       1,544           2,462
                                                -----           -----

Effect of exchange rate changes on cash and
  cash equivalents                               (123)            (67)
                                               ------          ------
Net cash provided by (used in)
  continuing operations                         4,689          (1,541)
Net cash provided by (used in)
  discontinued operations                         128            (999)
                                               ------          ------
Net increase (decrease) in cash and
  cash equivalents                              4,817          (2,540)
Cash and cash equivalents at beginning
  of the period                                 9,874          10,273
                                               ------          ------
Cash and cash equivalents at end
  of the period                               $14,691          $7,733
                                               ======           =====















                                        - 18 -

             CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS - Concluded
                                   (Unaudited)

                                                    Six Months Ended June 30,
                                                    -------------------------
                                                   1999                  1998
                                                   ----                  ----
                                          Automotive,   Financing    Automotive,   Financing
                                          Electronics      and       Electronics     and
                                            and Other   Insurance    and Other     Insurance
                                          --------------------------------------------------
                                                       (Dollars in Millions)
Net cash provided by operating activities   $12,803     $8,539          $368       $4,037

Cash flows from investing activities
Expenditures for property                    (3,019)      (106)       (3,753)         (74)
Investments in other marketable securities
   - acquisitions                            (3,119)   (10,620)       (4,466)      (8,503)
Investments in other marketable securities
   - liquidations                             1,855     10,313         7,815        8,951
Mortgage servicing rights - acquisitions          -       (662)            -         (742)
Mortgage servicing rights - liquidations          -          4             -            7
Finance receivables - acquisitions                -    (90,613)            -      (78,491)
Finance receivables - liquidations                -     67,691             -       58,991
Proceeds from sales of finance receivables        -     18,683             -       17,356
Operating leases - acquisitions              (4,613)    (8,201)       (3,042)      (9,337)
Operating leases - liquidations               2,889      4,007         2,815        4,741
Investments in companies, net of
  cash acquired                              (2,558)      (126)         (409)         (15)
Net investing activity with Financing and
  Insurance Operations                           75          -           150            -
Other                                          (876)       997        (1,049)         864
                                             ------     ------         -----       ------
Net cash used in investing activities        (9,366)    (8,633)       (1,939)      (6,252)
                                              -----      -----         -----        -----

Cash flows from financing activities
Net (decrease) increase in loans payable       (393)    (5,642)          898        1,566
Increase in long-term debt                    2,433     15,248         2,648        8,371
Decrease in long-term debt                   (2,130)    (7,230)       (1,079)      (6,512)
Net financing activity with Automotive,
  Electronics and Other Operations                -        (75)            -         (150)
Repurchases of common and preference stocks  (1,868)         -        (3,071)           -
Proceeds from issuing common stocks             299          -           343            -
Proceeds from issuing preference stocks       1,500          -             -            -
Cash dividends paid to stockholders            (673)         -          (702)           -
                                                ---      -----           ---       ------
Net cash (used in) provided by
  financing activities                         (832)     2,301          (963)       3,275
                                                ---      -----           ---        -----

Effect of exchange rate changes on cash and
  cash equivalents                             (126)         3           (67)           -
Net transactions with Automotive/Financing
  Operations                                   (338)       338         1,473       (1,473)
                                              -----      -----         -----        -----
Net cash provided by (used in) continuing
  operations                                  2,141      2,548        (1,128)        (413)
Net cash provided by (used in) discontinued
  operations                                    128          -          (999)           -
                                              -----      -----          ----        -----
Net increase (decrease) in cash and
  cash equivalents                            2,269      2,548        (2,127)        (413)
Cash and cash equivalents at beginning
  of the period                               9,728        146         9,696          577
                                              -----      -----         -----          ---
Cash and cash equivalents at end
  of the period                             $11,997     $2,694        $7,569         $164
                                             ======      =====         =====          ===




                            Record DIRECTV Growth
                   Highlights Second Quarter Hughes Results

      El Segundo, Calif., July 19, 1999--Hughes Electronics Corporation (Hughes), the world's leading provider of digital television entertainment, and satellite and wireless systems and services, today reported second quarter 1999 revenues increased 29.7% to $1,776.0 million, compared with $1,369.0 million in the second quarter of 1998.

     "Our revenue growth reflects our transformation into a high-growth, subscriber-driven, services company," said Michael T. Smith, Hughes chairman and chief executive officer. "As a result of our merger with United States Satellite Broadcasting Company, Inc., the purchase of the PRIMESTAR medium-power satellite business and the Tempo high-power satellite assets, plus our alliance with America Online, Inc., we took major strides toward achieving our vision of being the premier provider of integrated entertainment and information services. With more than 60% growth over last year, we had our best second quarter ever for new DIRECTV(R) subscribers in the United States, and our best quarter ever for sales of DIRECTV receiving equipment manufactured by Hughes Network Systems. We also saw growth at PanAmSat due to increased revenues from operating leases."

      EBITDA(1) for the second quarter of 1999 was $63.2 million and EBITDA margin(1) was 3.6%, compared to EBITDA of $178.4 million and EBITDA margin of 13.0% in the second quarter of 1998.

      The decline in EBITDA was principally due to the previously announced increased development costs and schedule delays experienced by Hughes Space and Communications Company (HSC), which resulted in a second quarter 1999 pre-tax charge (after intercompany eliminations) of $125.0 million. This decline was partially offset by improved EBITDA at Hughes Network Systems (HNS) and PanAmSat.

      "Although our company's overall EBITDA declined principally due to the increased costs incurred by HSC," Smith added, "we again had positive EBITDA in our DIRECTV U.S. business and expect it to achieve significant EBITDA growth going forward."

      Hughes had a second quarter 1999 loss(2) of $92.3 million, compared to earnings(2) of $56.1 million in the same period for 1998. This resulted in a loss per share, including the effect of preferred stock dividends, of $0.23 in the second quarter of 1999 versus earnings per share (EPS) of $0.14 in the second quarter of 1998. The change in earnings and EPS was primarily attributable to the decline in EBITDA (described above), higher depreciation and amortization expenses related principally to the United States Satellite
Broadcasting Company, Inc. (USSB) and PRIMESTAR transactions and increased PanAmSat satellite expenditures, and an increase in net interest expense.

                          Six-Month Financial Review

      For the first half of 1999, revenues increased 21.3% to $3,227.8 million, compared to $2,660.0 million in the first half of 1998. This growth was primarily the result of record subscriber growth in the company's DIRECTV U.S. business, as well as additional revenues resulting from the USSB and PRIMESTAR transactions. HNS also contributed to the revenue growth through its record sales of DIRECTV receiving equipment.

      EBITDA for the first six months of 1999 was $149.4 million and EBITDA margin was 4.6%, compared to EBITDA of $359.7 million and EBITDA margin of 13.5% in the same period of 1998. The declines were principally due to the aforementioned $125.0 million pre-tax charge related to the Company's satellite manufacturing unit, and a first quarter 1999 pre-tax charge of $92.0 million resulting from the termination of the Asia-Pacific Mobile Telecommunications
(APMT) satellite system contract due to export licenses not being issued. These declines were partially offset by EBITDA improvements by the Company's DIRECTV businesses, HNS and PanAmSat.

      In the first half of 1999, Hughes incurred a loss of $14.0 million and a loss per share, including the effect of preferred stock dividends, of $0.04, compared to earnings of $100.6 million and EPS of $0.25 for the same period in 1998. The decline was principally due to the reduced EBITDA, higher depreciation and amortization expenses related principally to the USSB and PRIMESTAR transactions and increased PanAmSat satellite expenditures, and an increase in net interest expense. These declines were partially offset by an after-tax gain of $94.3 million ($154.6 million pre-tax) related to the settlement of the Williams patent infringement case(3).



                Segment Financial Review: Second Quarter 1999
                            Direct-To-Home Broadcast

      Second quarter revenues for the segment more than doubled to $870.2 million from $401.5 million in the second quarter of 1998. The segment had negative EBITDA of $6.8 million compared with negative EBITDA of $16.7 million in the second quarter of 1998.

      United States: DIRECTV reported quarterly revenues of $778 million, more than twice last year's second quarter revenues of $368 million. The increase was due to strong subscriber growth and higher monthly revenue per subscriber, as well as additional revenues resulting from the USSB and PRIMESTAR transactions.

      DIRECTV added 369,000 net new subscribers in the quarter, excluding subscribers added through the USSB and PRIMESTAR transactions. This compared to 227,000 net new subscribers in the second quarter of 1998, or a 63% increase on the same basis. As of June 30, 1999, DIRECTV had approximately 7.4 million subscribers. The principal second quarter changes in net subscribers are shown below:

        Total, March 31, 1999                               4,762,000
        Second Quarter 1999 Results:
        -  Net new DIRECTV (high-power service) subscribers   369,000
        -  Former USSB-only subscribers                       145,000
        -  Subscribers converted to DIRECTV
           (high-power service) from "PRIMESTAR
           by DIRECTV" (medium-power service)                  25,000
        -  Remaining "PRIMESTAR by DIRECTV"
           (medium-power service) subscribers               2,074,000
                                                           ----------
        Total, June 30, 1999                                7,375,000
                                                           ==========

      EBITDA for the second quarter of 1999 was $13 million compared to $12 million in the preceding year's second quarter. This increase was due to EBITDA contributions from the USSB and PRIMESTAR transactions, which were mostly offset by higher marketing and advertising expenses.

      Latin America and Japan: Hughes' DIRECTV business in Latin America generated $77 million in revenues for the quarter compared with $32 million in the second quarter of 1998. This increase was due to continued subscriber growth and additional revenues resulting from the consolidation of SurFin Ltd.(4), and Grupo Galaxy Mexicana, S.A. de C.V. (GGM)(4).

      The DIRECTV service in Latin America added 47,000 net new subscribers in the second quarter of 1999, compared to 49,000 acquired in the same period last year, bringing total DIRECTV subscribers in Latin America to 601,000 as of June 30, 1999.

      In the quarter, the Latin American DIRECTV operations reported negative EBITDA of $13 million compared to negative EBITDA of $26 million for the same period in 1998. This improvement was primarily due to higher revenue growth and EBITDA contributions resulting from the consolidation of SurFin.

      In addition, DIRECTV Japan reported a total of 291,200 subscribers at the end of the second quarter of 1999. Hughes' minority share of DIRECTV Japan's losses were $23 million for the quarter, compared with $16 million in the second quarter of 1998. These losses are reported in "Other, net" in the Statement of Income (Loss) and Available Separate Consolidated Net Income (Loss).

                               Satellite Services

      PanAmSat, which is 81% owned by Hughes, reported second quarter 1999 revenues of $200.4 million compared with $191.1 million in the prior year's period. The revenue growth was primarily due to a 2% increase in overall video services revenues, which grew to $142 million. This growth was driven by an increase in operating lease revenue principally from new revenues on the PAS-6B satellite, which were partially offset by lower revenues on the PAS-5 satellite as a result of a reduction in its usable capacity. In addition, telecommunications services revenue grew 19% to $47 million during the quarter, primarily due to the growth in data and Internet-related service agreements.

      EBITDA for the quarter was $151.0 million, a 13.4% increase over second quarter 1998 EBITDA of $133.1 million. EBITDA margin in the second quarter of 1999 was 75.3%, compared to 69.6% in the same period of 1998. The increases in EBITDA and EBITDA margin were principally due to lower leaseback expense resulting from the exercise of certain early buy-out opportunities under sale-leaseback agreements and a provision for loss recorded during the second quarter of 1998 related to the Galaxy IV satellite in-orbit failures.

                                Satellite Systems

      Second quarter 1999 revenues declined to $553.8 million from $674.8 million for the same period in 1998. This variance was principally due to contract revenue adjustments and delayed revenue recognition related to the previously announced increased costs and schedule delays on several new product lines at HSC.

      The segment reported negative EBITDA of $119.6 million, compared to EBITDA of $71.5 million in the second quarter of 1998. This variance was due to a second quarter 1999 pre-tax charge, before intercompany eliminations, of $178.0 million related to the previously announced increased costs and schedule delays.


                                 Network Systems

      Second quarter 1999 revenues grew 53.9% at HNS, reaching $341.1 million versus $221.7 million in the same period last year. This was primarily due to increased sales of DIRECTV receiving equipment.

      HNS achieved EBITDA of $25.0 million in the quarter, compared to a negative EBITDA of $15.3 million in the second quarter of 1998. EBITDA margin in the second quarter of 1999 was 7.3%. The 1999 increase in EBITDA and EBITDA margin is primarily attributable to a second quarter 1998 provision of $26 million associated with the bankruptcy filing by a customer.

                                BALANCE SHEET

      From December 31, 1998 to June 30, 1999, the Company's consolidated cash balance declined $483.4 million to $858.7 million and long-term debt increased $460.9 million to $1,239.6 million. The principal cash requirements for the first six months were for the acquisition of PRIMESTAR's medium-power satellite business, purchase of the Tempo high-power satellite assets, early buy-out of certain PanAmSat satellite sale-leaseback agreements and working capital requirements.

      These requirements were partially offset by a $1.5 billion investment by America Online, Inc. (AOL) and the proceeds from the settlement of the Williams patent infringement case.(3) On June 21, 1999, Hughes and AOL announced a strategic alliance to develop and market uniquely integrated digital entertainment and Internet services nationwide. The alliance is expected to accelerate subscriber growth and revenue per subscriber for DIRECTV and the DirecPC(R) satellite-based broadband Internet delivery system. Under the agreement, AOL made a $1.5 billion investment in a General Motors Corp. (GM) preferred equity security, which carries a 6.25% coupon rate, that is automatically convertible to GM Class H common stock at a 24% premium in three years.

      Also in the second quarter of 1999, approximately 4.9 million new shares of GM Class H common stock were issued in conjunction with Hughes' acquisition of the PRIMESTAR medium-power satellite business. In July 1999, an additional
22.6 million new shares of GM Class H common stock were issued in connection with Hughes' merger with USSB. For purposes of calculating EPS, the additional
4.9 million shares were considered outstanding as of April 27, 1999, the 22.6 million shares were considered outstanding as of May 20, 1999 and the GM Class H dividend base was adjusted accordingly.

      Hughes Electronics Corporation is a unit of GM. The earnings of Hughes Electronics are used to calculate the earnings per share attributable to GMH (NYSE symbol) common stock.


      NOTE: Hughes Electronics Corporation believes that certain statements in this press release may constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. When used in this press release, the words "estimate," "plan," "project," "anticipate," "expect," "intend," "outlook," "believe," and other similar expressions are intended to identify forward-looking statements and information. Actual results of Hughes may differ materially from anticipated results as a result of certain risks and uncertainties, which include but are not limited to those associated with: (1) the failure to maintain leading technologies, (2) satellite failures, (3) manufacturing delays, (4) product demand and market acceptance, (5) ability to achieve cost reductions and successfully integrate acquired businesses, (6) regulatory approvals (including the failure to obtain export licenses), (7) pending litigation (including a pending grand jury investigation regarding export control laws) and (8) Year 2000 compliance. Hughes cautions that these important factors are not exclusive.

----------------------
(1) EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) is the sum of operating profit (loss) and depreciation and amortization. EBITDA margin is calculated by dividing EBITDA by total revenues.

(2) Excludes the effects of purchase accounting adjustments related to General Motors' acquisition of Hughes in 1985.

(3) Hughes was awarded a final judgement arising from its long-running Williams patent infringement case, which was originally filed by Hughes in 1973. The award resulted from the repeated infringement by the U.S. Government over a span of two decades of a patent that revolutionized communications satellite attitude control and made the geosynchronous satellite practical. A payment of $154.6 million was received in the first quarter of 1999 and was recorded in "Other, net."

(4) SurFin Ltd., provides financing for DIRECTV receiving equipment in Latin America. Grupo Galaxy Mexicana, S.A. de C.V. (GGM) is the local operating company providing DIRECTV service in Mexico. As a result of transactions that were completed in November 1998 (SurFin) and February 1999 (GGM), Hughes owns a majority position in each company.


                                     ###






























                                    - 25 -
STATEMENT OF INCOME (LOSS) AND
AVAILABLE SEPARATE CONSOLIDATED NET INCOME (LOSS)
(Dollars in Millions Except Per Share Amounts)
                                                           Six Months Ended
                                    Second Quarter             June 30,
                                    --------------             --------
                                   1999        1998        1999        1998
---------------------------------------------------------------------------
Revenues
Direct broadcast, leasing and
  other services                $1,065.1      $606.4    $1,800.8    $1,205.3
Product sales                      710.9       762.6     1,427.0     1,454.7
----------------------------------------------------------------------------
   Total Revenues                1,776.0     1,369.0     3,227.8     2,660.0
----------------------------------------------------------------------------
Operating Costs and Expenses
Cost of products sold              685.7       580.6     1,354.9     1,122.9
Broadcast programming and
  other costs                      478.6       250.8       770.2       515.6
Selling, general and
  administrative expenses          548.5       359.2       953.3       661.8
Depreciation and amortization      159.8       100.2       282.8       197.9
Amortization of GM purchase
  accounting adjustments (1)         5.3         5.3        10.6        10.6
----------------------------------------------------------------------------
   Total Operating Costs
     and Expenses                1,877.9     1,296.1     3,371.8     2,508.8
----------------------------------------------------------------------------
Operating Profit (Loss)           (101.9)       72.9      (144.0)      151.2
Interest income                      4.9        30.6        18.5        68.1
Interest expense                   (12.4)       (2.9)      (19.3)       (5.9)
Other, net                         (37.5)      (35.1)      100.2       (69.4)
-----------------------------------------------------------------------------
Income (Loss) Before Income Taxes,
   Minority Interests and Cumulative
   Effect of Accounting Change    (146.9)       65.5       (44.6)      144.0
Income tax provision (benefit)     (42.5)       23.3        (6.7)       54.7
Minority interests in net
  losses of subsidiaries             6.8         8.6        13.3         9.9
----------------------------------------------------------------------------
Income (Loss) before cumulative
  effect of accounting change      (97.6)       50.8       (24.6)       99.2
Cumulative effect of accounting
  change, net of taxes                 -           -           -        (9.2)
----------------------------------------------------------------------------
Net Income (Loss)                  (97.6)       50.8       (24.6)       90.0
Adjustments to exclude the
   effect of GM purchase
   accounting adjustments (1)        5.3         5.3        10.6        10.6
----------------------------------------------------------------------------
Earnings (Loss) excluding GM purchase
   Accounting adjustments          (92.3)       56.1       (14.0)      100.6
Preferred Stock Dividends           (1.6)         -         (1.6)         -
---------------------------------------------------------------------------
Earnings (Loss) Used for Computation of
   Available Separate Consolidated
   Net Income (Loss)              $(93.9)      $56.1      $(15.6)     $100.6
============================================================================
Available Separate Consolidated Net
   Income (Loss)
Average number of shares of
   General Motors Class H
   Common Stock outstanding
   (in millions) (Numerator)       121.0       105.2       113.6       104.7
Average Class H dividend base
   (in millions) (Denominator)     414.9       399.9       407.5       399.9
Available Separate Consolidated
   Net Income (Loss)              $(27.4)      $14.7       $(4.3)      $26.2
============================================================================
Earnings (Loss) Attributable to General Motors
   Class H Common Stock on a Per Share
   Basis  - Basic and Diluted     $(0.23)      $0.14      $(0.04)      $0.25
============================================================================

(1) Relates to General Motors' purchase of Hughes in 1985.

BALANCE SHEET
(Dollars in Millions)
                                                      June 30,  December 31,
ASSETS                                                 1999         1998
----------------------------------------------------------------------------
Current Assets
Cash and cash equivalents                            $858.7         $1,342.1
Accounts and notes receivable                       1,345.0            922.4
Contracts in process                                  690.6            783.5
Inventories                                           653.8            471.5
Prepaid expenses, deferred income taxes and other     591.5            326.9
----------------------------------------------------------------------------

Total Current Assets                                4,139.6          3,846.4
Satellites - Net                                    3,515.8          3,197.5
Property - Net                                      1,303.0          1,059.2
Net Investment in Sales-type Leases                   162.0            173.4
Intangible Assets - Net                             7,420.0          3,552.2
Investments and Other Assets                        1,732.6          1,606.3
----------------------------------------------------------------------------

Total Assets                                      $18,273.0        $13,435.0
============================================================================

LIABILITIES AND STOCKHOLDER'S EQUITY
Current Liabilities
Accounts payable                                   $1,020.4           $764.1
Advances on contracts                                 178.0            291.8
Deferred revenues                                      94.7             43.8
Current portion of long-term debt                     184.4            156.1
Accrued liabilities                                 1,542.2            753.7
----------------------------------------------------------------------------

Total Current Liabilities                           3,019.7          2,009.5
Long-Term Debt                                      1,239.6            778.7
Deferred Gains on Sales and Leasebacks                 59.6            121.5
Postretirement Benefits Other Than Pensions           153.9            150.7
Other Liabilities and Deferred Credits              1,495.1            867.1
Deferred Income Taxes                                 447.2            643.9
Minority Interests                                    502.2            481.7
Stockholder's Equity                               11,355.7          8,381.9
----------------------------------------------------------------------------

Total Liabilities and Stockholder's Equity        $18,273.0        $13,435.0
============================================================================

Holders of GM Class H common stock have no direct rights in the equity or assets of Hughes, but rather have rights in the equity and assets of General Motors (which includes 100% of the stock of Hughes).

PRO FORMA SELECTED SEGMENT DATA*
(Dollars in Millions)
                                                          Six Months Ended
                                    Second Quarter            June 30,
                                    --------------            --------
                                   1999        1998      1999        1998
-------------------------------------------------------------------------
DIRECT-TO-HOME BROADCAST
Total Revenues                    $870.2      $401.5  $1,426.8      $789.4
EBITDA (1)                         $(6.8)     $(16.7)    $(2.9)     $(25.8)
Operating Loss                    $(68.4)     $(40.2)   $(91.8)     $(71.8)
Depreciation and Amortization      $61.6       $23.5     $88.9       $46.0
Capital Expenditures (2)           $78.2       $34.4    $155.8       $48.1
--------------------------------------------------------------------------
SATELLITE SERVICES
Total Revenues                    $200.4      $191.1    $393.9      $384.1
EBITDA (1)                        $151.0      $133.1    $296.9      $273.3
EBITDA Margin (1)                   75.3%       69.6%     75.4%       71.2%
Operating Profit                   $83.2       $74.4    $162.3      $160.1
Operating Profit Margin             41.5%       38.9%     41.2%       41.7%
Depreciation and Amortization      $67.8       $58.7    $134.6      $113.2
Capital Expenditures (3)          $135.4      $164.7    $475.2      $414.3
--------------------------------------------------------------------------
SATELLITE SYSTEMS
Total Revenues                    $553.8      $674.8  $1,184.1    $1,299.1
EBITDA (1)(4)                    $(119.6)      $71.5   $(121.0)     $137.3
EBITDA Margin (1)                   N/A         10.6%      N/A        10.6%
Operating Profit (Loss) (4)      $(133.0)      $60.0   $(147.4)     $115.1
Operating Profit Margin             N/A          8.9%      N/A         8.9%
Depreciation and Amortization      $13.4       $11.5     $26.4       $22.2
Capital Expenditures               $22.8       $21.6     $35.1       $32.3
--------------------------------------------------------------------------
NETWORK SYSTEMS
Total Revenues                    $341.1      $221.7    $572.0      $406.4
EBITDA (1)(4)                      $25.0      $(15.3)    $19.1      $(18.7)
EBITDA Margin (1)                    7.3%       N/A        3.3%        N/A
Operating Profit (Loss) (4)        $11.3      $(25.2)    $(6.5)     $(37.1)
Operating Profit Margin              3.3%       N/A        N/A         N/A
Depreciation and Amortization      $13.7        $9.9     $25.6       $18.4
Capital Expenditures               $15.5       $10.9     $17.7       $15.7
--------------------------------------------------------------------------
ELIMINATIONS and OTHER
Total Revenues                   $(189.5)    $(120.1)  $(349.0)    $(219.0)
EBITDA (1)                         $13.6        $5.8    $(42.7)      $(6.4)
Operating Profit (Loss)            $10.3        $9.2    $(50.0)      $(4.5)
Depreciation and Amortization       $3.3       $(3.4)     $7.3       $(1.9)
Capital Expenditures               $36.7       $10.0      $4.5      $135.9
--------------------------------------------------------------------------
TOTAL
Total Revenues                  $1,776.0    $1,369.0  $3,227.8    $2,660.0
EBITDA (1)(4)                      $63.2      $178.4    $149.4      $359.7
EBITDA Margin (1)                    3.6%       13.0%      4.6%       13.5%
Operating Profit (Loss) (4)       $(96.6)      $78.2   $(133.4)     $161.8
Operating Profit Margin             N/A          5.7%      N/A         6.1%
Depreciation and Amortization     $159.8      $100.2    $282.8      $197.9
Capital Expenditures              $288.6      $241.6    $688.3      $646.3
--------------------------------------------------------------------------

See notes on next page.

* The Financial Statements reflect the application of purchase accounting adjustments related to GM's acquisition of Hughes. However, as provided in the General Motors' Restated Certificate of Incorporation, the
    earnings attributable to GM Class H common stock for purposes of determining the amount available for the payment of dividends on GM Class
    H common stock specifically excludes such adjustments.  In order to provide additional analytical data, the above unaudited pro forma selected segment data, which exclude the purchase accounting adjustments related to GM's acquisition of Hughes, are presented.
(1) EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) is the sum of operating profit (loss) and depreciation and amortization. EBITDA margin is calculated by dividing EBITDA by total revenues.
(2) Includes satellite expenditures amounting to $22.5 million and $75.5 million in the second quarter and first six months of 1999, respectively.
(3) Includes satellite expenditures amounting to $125.9 million, $94.4 million, $315.6 million and $240.0 million, respectively. Also included are expenditures related to the early buy-out of satellite sale-leasebacks totaling $58.9 million for the second quarter of 1998 and $141.3 million and $155.5 million for the first six months of 1999 and 1998, respectively.
(4) Amounts for the six months ended June 30, 1999 include charges of $81.0 million and $11.0 million for the Satellite Systems and Network Systems, respectively, relating to the termination of the Asia-Pacific Mobile Telecommunications satellite systems contract due to export licenses not being issued.





                                  SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                            GENERAL MOTORS CORPORATION
                                            --------------------------
                                                    (Registrant)
Date    July 20, 1999
        -----------------
                                       By
                                            s/Peter R. Bible
                                            -------------------------------
                                            (Peter R. Bible,
                                             Chief Accounting Officer)



















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